Exhibit 10.45

Press Release - July 2005

INVISA ANNOUNCES PRODUCT SALES INCREASED FOR THE FIRST HALF OF 2005

Plans for New Products

Sarasota, FL, July 6, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced today that for the first six months of 2005 sales of safety systems increased by 178% over the same period in the prior year. Sales of safety systems for the six months ended June 30, 2005 were 384 units compared with 138 units for the same period in 2004. All sales were in the parking gate market.

During 2005, the number of manufacturers approving Invisa's SmartGate®  Non-Contact Safety System for installation as optional equipment on their new parking gates and installed gates continued to grow. During the first six months of 2005, approximately 33% of all safety system sales were to manufacturers compared to no sales to manufacturers during the same period in 2004. This significant role of sales to manufacturers is a continuation of the trend that began in the last quarter of 2004.

Additionally, sales to dealers and distributors increased from approximately 138 safety systems in the first half of 2004 to 258 safety systems in the same period in 2005 for an increase of approximately 87%. Invisa believes that, in part, this increase in sales to dealers and distributors reflects the growing number of manufacturers that have approved our product.

Invisa believes that the impact of selling to manufacturers combined with the increasing sales to dealers and distributors is a significant development that will continue to have a positive influence on sales and revenue growth during the second half of 2005 and beyond.

According to Carl Parks, chief operating officer, "We believe that our sales effort is building momentum. As a general trend, we sense that many parking gate professionals are more willing to publicly discuss and embrace the important long term role of safety in the parking gate market. We believe that this is a reflection of the growing number of manufacturers that recognize the level of operational safety provided by InvisaShield™ technology."

To date, sales efforts have been concentrated on penetrating the parking gate market. Behind the scenes, Invisa has invested in excess of $3,000,000 in R & D and to develop new products based on the InvisaShield technology. Invisa believes that the growing product sales to manufacturers, dealers and distributors in the parking gate market will facilitate its planned expansion into new markets. Commencing in the second half of 2005, Invisa will begin to introduce new products based on the electronic non -contact technology being used in the parking gate market.

According to Steve Michael, acting president, "I am pleased with the number of safety systems sold; but we see greater significance here than our sales numbers might imply. With each manufacturer and other parking gate professional that adopts the level of operational safety provided by InvisaShield technology, Invisa moves closer to achieving its long term goal of setting a new standard for safety in the parking gate market that is based on our patented electronic non-contact technology.

"With our position in the parking gate market solidifying and growing, we can now approach additional markets and introduce new products with confidence. I believe that 2005 will prove to be an exciting year for new market opportunities for the InvisaShield technology."

About Invisa: Invisa delivers versatile, reliable, compact next generation presence sensing solutions targeted to the global electronic life safety and security markets. InvisaShield, a robust and advanced implementation of capacitive sensing technology, is highly resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation.

The company's SmartGate safety systems incorporate InvisaShield capacitive sensing technology to generate an invisible protective field around or preceding the leading edge of powered gates, garage doors, sliding gates & doors and other powered closures. A video showing SmartGate in action can be viewed at www.invisa.com

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," implied by such statements. Factors, which may cause such differences, include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on SmartGate products or the InvisaShield technology, please visit www.invisa.com or call 941-355-9361.